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February 5, 2015

Leavitt Partners, LP

299 South Main Street

Suite 2300

Salt Lake City, UT 84111

Re:

ReposiTrak, Inc.

Ladies and Gentlemen:

This letter of intent (this "Letter of Intent") sets forth the proposed terms on which Park City Group, Inc., a Nevada corporation (the "Purchaser"), will acquire 346,668 shares of capital stock of ReposiTrak Inc., a Utah corporation (the "Company"), issued and owned by Leavitt Partners, LP and LP Special Asset 4 (together, “Leavitt”) on the Closing Date, as such term is defined below.

Except for the paragraph entitled “Applicable Law”, the Purchase Price (as defined below) and the entirety of Part II, which are intended to be binding and enforceable, nothing contained herein is intended to create (i) an express or implied obligation to negotiate or execute a binding contract or to complete a transaction or (ii) any other legally binding or enforceable obligation on any party referenced in this Letter of Intent, unless and until the Definitive Agreements (as defined below) are executed and delivered; provided, however, the parties shall be obligated to negotiate in good faith towards the execution of Definitive Agreements on the terms and conditions set forth below.

1. Acquisition of Capital Stock.  The Purchaser will acquire 346,668 shares of capital stock of the Company issued and owned by Leavitt (“Shares”) in exchange for shares of the Purchaser’s common stock, par value $0.01 per share (the “Common Stock”), which, in the aggregate, will equal 537,439 shares of Common Stock, of Purchaser (the “Purchase Price”).  Leavitt represents and warrants that the Shares constitute all of the Shares beneficially owned by Leavitt.  The shares of Common Stock to be issued to Leavitt shall be issued with a restrictive legend prohibiting their transfer except in compliance with applicable federal and state securities laws, including the Securities Act of 1933.

2. Definitive Agreements.  The transactions contemplated hereby will be subject to, and conditioned upon, among other things, the negotiation, execution and delivery of a definitive Stock Purchase Agreement between the Purchaser and Leavitt (the “Stock Purchase Agreement”) providing for, among other things, customary representations and warranties, covenants and closing conditions; and (b) such other agreements and instruments of transfer as the Purchaser shall reasonably request (the Stock Purchase Agreement and such other agreements, together, “Definitive Agreements”).

3. Conditions.  The consummation of the transactions contemplated by this Letter of Intent shall be subject to satisfaction of the following conditions:

|299 South Main Street, Suite 2370 | Salt Lake City, Utah 84111 | 435.645.2000

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(a)  the completion of due diligence investigations by Purchaser of the Company’s business, assets and liabilities, the scope and results of which shall be satisfactory to the Purchaser in its reasonable discretion;

(b)  the negotiation, execution and delivery of the Definitive Agreements, and the satisfaction or waiver of the conditions to closing set forth therein;

(c)  satisfaction of all applicable federal and state filing and licensing requirements related to or in connection with the proposed transaction, and receipt of all applicable federal and state regulatory approvals required to consummate the proposed transaction, including any necessary approvals from NASDAQ Capital Market;

(d) payment of the Purchase Price is also in satisfaction of currently outstanding notes owed by ReposiTrak to Leavitt;

(e)  receipt of all third-party consents, if any, required to consummate the proposed transaction; and

(f)  execution of Definitive Agreements, which includes an agreement  on a Closing Date to occur on or before July 1, 2015.

4. Termination.  This Letter of Intent may be abandoned or terminated at any time by mutual agreement of the Purchaser and Leavitt.

5. Intent of the Parties.  It is understood and agreed that this Letter of Intent, when executed by all of the parties hereto, constitutes a statement of mutual intentions with respect to the proposed transaction, and, therefore does not constitute a binding commitment with respect to the proposed transaction itself.  A binding commitment with respect to the proposed transaction will result only from the execution of the Stock Purchase Agreement, subject to the terms and conditions expressed therein, and customary terms and conditions set forth in the Stock Purchase Agreement.

Part II

Binding Provisions

6.  Information and Access.  Leavitt will afford to the officers, accountants, legal counsel and other representatives of the Purchaser reasonable access to the properties, books, records and personnel of the Company in order that Purchaser may have full opportunity to make such investigation of the other as it reasonably desires to make in connection with the transactions contemplated hereby.

  7.  Information; Confidentiality; Non-circumvention.  The parties agree that any information furnished by the other party or its representatives is solely for the recipient party’s confidential use in connection with the transaction.  Except as otherwise required by law, rule, regulations, or judicial or administrative process, neither party will disclose or otherwise refer to confidential information of the other party without the disclosing party’s prior written consent.  It is understood that Purchaser may share

|299 South Main Street, Suite 2370 | Salt Lake City, Utah 84111 | 435.645.2000

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this information with its advisors and consultants and material shareholders without the prior consent of Leavitt provided such parties are bound by obligations to preserve the confidentiality of such information.

In the period between the date of this Letter of Intent and the termination of this Letter of Intent pursuant to Section 4 herein (as may be extended by the parties) the Leavitt shall not (and will not permit any of their affiliates, employees, partners, officers, directors, stockholders, agents or other person acting on behalf of Leavitt or each of the Company’s partners to) discuss or negotiate with any other person a possible sale of all or any material part of the Company, whether such transaction takes the form of a sale of stock or other equity interests, merger, liquidation, dissolution, reorganization, recapitalization, consolidation, sale of assets or otherwise (an “Acquisition Proposal”) or provide any information to any other person concerning the Company or the Company’s assets (other than information which the Company provides to other persons in the ordinary course of business consistent with past custom and practice, so long as the Leavitt and Leavitt’s partners have no reason to believe that the information may be utilized to evaluate an Acquisition Proposal).  Each of Leavitt and Leavitt’s partners, and each affiliate, employee, officer, director, stockholder, agent or other person acting on their behalf (a) do not have any agreement, arrangement or understanding with respect to any Acquisition Proposal, (b) will cease and cause to be terminated any and all discussions with third parties regarding any Acquisition Proposal and (c) will promptly notify Purchaser if any Acquisition Proposal, or any inquiry or contact with any person or entity with respect thereto, is made.  A breach of this section by any of the other named parties (i.e. affiliates or subsidiaries (whether existing now or formed later), employees, officers, directors, stockholders, agents or other persons acting on behalf of Leavitt or Leavitt’s partners) shall be deemed a breach by Levitt and Leavitt’s partners, for which Leavitt and Leavitt’s partners shall be jointly and severally liable with respect to all harm, losses or damage suffered by Purchaser as a result of such breach.

If, after the reading the foregoing, you find that this Letter of Intent correctly expresses our intentions as stated, kindly so indicate by signing this Letter of Intent in the space provided below and returning one fully executed copy to us and return to us.

Very truly yours,

PARK CITY GROUP, INC.

By:  /s/  Ed Clissold

Its:   Chief Financial Officer

|299 South Main Street, Suite 2370 | Salt Lake City, Utah 84111 | 435.645.2000

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Agreed to and accepted as of the

date first above written:

LEAVITT PARTNERS, LLC

By:  /s/ Charlie E. Johnson

Its:   Chief Financial Officer

LP Special Asset 4, LLC

By:   /s/ Charlie E. Johnson

Its:   Chief Financial Officer

|299 South Main Street, Suite 2370 | Salt Lake City, Utah 84111 | 435.645.2000